Exhibit 4.1(e)

This Note is a Global Note within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Note is not exchangeable for Notes registered in the name of a person other than the Depositary or its nominee except in the limited circumstances described in the Indenture, and no transfer of this Note (other than a transfer of this Note as a whole by the Depositary to a nominee of the Depositary or by a nominee of the depositary to the depositary or another nominee of the depositary) may be registered except in the limited circumstances described in the Indenture.

Unless this Certificate is presented by an authorized representative of The Depository Trust Company (a New York corporation) (“DTC”) to the issuer or its agent for registration of transfer, exchange, or payment, and any Certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

CUSIP NO: 97654NAB0

WIRECO WORLDGROUP INC.

No. A-1	$ 425,000,000

Form of 9.5% SENIOR NOTE DUE 2017

WIRECO WORLDGROUP INC., a Delaware corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or its registered assigns the principal sum of FOUR HUNDRED TWENTY FIVE MILLION DOLLARS ($425,000,000) on May 15, 2017.

Interest Payment Dates: May 15 and November 15 commencing November 15, 2010

Record Dates: May 1 and November 1

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed by a duly authorized officer.

WIRECO WORLDGROUP INC.

By:
	Name:	J. Keith McKinnish
	Title:	Senior Vice President and Chief Financial Officer

Certificate of Authentication

This is one of the 9.5% Senior Notes Due 2017 referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

WIRECO WORLDGROUP INC.

9.5% SENIOR NOTE DUE 2017

1. Interest. WIRECO WORLDGROUP INC., a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 9.5% per annum. Interest hereon shall accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including May 19, 2010 to but excluding the date on which interest is paid. Interest shall be payable in arrears on each May 15 and November 15, commencing November 15, 2010. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and actual days elapsed. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company shall pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on May 1, or November 1, immediately preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company shall pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. If a Holder has given wire transfer instructions to the Company, the Company may pay, or cause to be paid by the Paying Agent, all principal and interest on the Holder’s Notes in accordance with those instructions. All other payments on the Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their address set forth in the Register.

3. Paying Agent and Registrar. Initially, U.S. Bank National Association (the “Trustee”) shall act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without prior notice to the Holders. The Company may act as Paying Agent or Registrar; provided that if the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.

4. Indenture. The Company issued the Notes under an Indenture dated as of May 19, 2010 (the “Indenture”) by and among the Company, the Guarantors party thereto, and the Trustee. This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code Sections 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

5. Optional Redemption.

(a) Except as set forth below or in the Indenture, the Notes shall not be redeemable at the option of the Company prior to May 15, 2013.

On or after May 15, 2013, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, and Special Interest, if any, on the Notes redeemed, to the applicable Redemption Date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

YEAR	PERCENTAGE
2013	104.750%
2014	102.375%
2015	100%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date. Such redemption may be made upon notice as provided in Article Three of the Indenture.

(b) At any time, or from time to time, on or prior to May 15, 2013, the Notes may also be redeemed, by or on behalf of the Company, in whole, or any portion thereof, at the Company’s option, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus the Applicable Premium as of, and accrued but unpaid interest and Special Interest, if any, to the Redemption Date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Such redemption may be made upon notice as provided in Article Three of the Indenture. The Company may provide in such notice that payment of such price and performance of the Company’s obligation with respect to such redemption may be performed by another Person. Unless the Company defaults in payment of the Applicable Premium, on and after the applicable date of redemption, interest will cease to accrue on the Notes to be redeemed.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at May 15, 2013 (such redemption price being set forth in the table in paragraph (a) above) plus (ii) all required interest payments due on the Note through May 15, 2013 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the Redemption Date to May 15, 2013, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by the Company.

“Reference Treasury Dealer” means two, and at the Company’s option up to three additional, primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of

Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

The notice of redemption with respect to the foregoing redemption need not set forth the Applicable Premium but only the manner of calculation thereof. The Company shall notify the Trustee of the Applicable Premium with respect to any redemption promptly after the calculation, and the Trustee shall not be responsible for such calculation.

(c) (c) At any time prior to May 15 , 2013, the Company may on any one or more occasions redeem up to 35% of the original aggregate principal amount of Notes issued under the Indenture (calculated giving effect to the issuance of any Additional Notes) at a redemption price equal to 109.5% of the principal amount of the Notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the Redemption Date (subject to the rights of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the original aggregate principal amount of Notes issued under the Indenture (calculated giving effect to the issuance of any Additional Notes) remains outstanding immediately after the occurrence of such redemption; and

(2) any such redemptions occur within 90 days of the date of the closing of any such Equity Offering.

Such redemption may be made upon notice as set forth in Article Three of the Indenture. .

(d) If less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate;

provided that no Notes of $2,000 or less shall be redeemed in part.

A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption pursuant to this paragraph 5 hereto become due on the related Redemption Date. On and after the Redemption Date, interest stops accruing on Notes or portions of them called for redemption.

(e) The Notes may be redeemed pursuant to Section 4.08(g) of the Indenture.

6. Notice of Redemption. Notices of redemption shall be mailed in accordance with Article Three of the Indenture. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

7. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or upon certain Asset Sales and subject to further limitations contained therein, the Company may be required to make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

8. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture, provided that if the Company acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the redemption date of Notes, except the unredeemed portion of any Note being redeemed in part.

10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned Property” law designates another Person.

12. Amendment, Supplement, Waiver, Etc. The Company, the Guarantors, if any, and the Trustee may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, providing for the assumption by a successor to the Company’s or any Guarantor’s obligations under the Indenture and making any change that does not adversely affect the legal rights under the Indenture of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company, the Guarantors, if any, and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company, its Restricted Subsidiaries and in certain cases, the other Restricted Entities or Guarantors, to, among other things, incur additional indebtedness, pay dividends on, redeem or repurchase its Capital Stock, make certain investments, sell assets, create restrictions on the payment of dividends or other amounts to any Restricted Entity from its Restricted Subsidiaries, enter into transactions with Affiliates, create liens or consolidate, merge or sell all or substantially all of the assets of the Company and its Restricted Subsidiaries or of a Guarantor, as applicable, and requires the Company to provide reports to Holders of the Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.06 of the Indenture, the Company must annually report to the Trustee on compliance with such limitations.

14. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Five of the Indenture, the predecessor corporation shall, except as provided in Article Five of the Indenture, be released from those obligations.

15. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default occurs and is continuing, then, and in each and every such case (except as described below), either the Trustee, by notice in writing to the Company, or the Holders of not less than 25% of the principal amount of the Notes then outstanding, by notice in writing to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes; and upon any such declaration all such amounts upon such Notes shall become and be immediately due and payable, anything in the Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Sections 6.01(7) and (8) of the Indenture occurs with respect to the Company or any Significant Subsidiary, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, or interest on the Notes) if it determines that withholding notice is in their best interests.

16. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

17. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, agent, member, stockholder or Affiliate of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Note Guarantees by accepting a Note and a Note Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Note Guarantees.

18. Discharge. The Company’s obligations pursuant to the Indenture shall be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or Government Securities sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

19. Note Guarantees. The Notes shall be entitled to the benefits of certain Note Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

20. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

21. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF. The Trustee, the Company and the Guarantors agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

22. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

WIRECO WORLDGROUP INC.

12200 NW Ambassador Drive

Kansas City, MO 64163-1244

Attn:  General Counsel

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attn:  David M. Silk

  Ante Vucic

ASSIGNMENT

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, check the appropriate box:

[    ] Section 4.08                                         [    ] Section 4.12

If you want to have only part of the Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

$
(multiple of $1,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guaranteed

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.